SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 17, 2003

WELLS REAL ESTATE FUND I
(Exact Name of Registrant as Specified in its Charter)

GEORGIA	0-14463	58-1565512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092
(Address of Principal Executive Offices) (Zip Code)

(770) 449-7800
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Regulation FD Disclosure

On January 17, 2003, Wells Real Estate Fund I (“Registrant”) was served with a putative class action by a limited partner holding Class B units, on behalf of all limited partners holding Class B units as of January 15, 2003, that seeks equitable relief with regard to the rights and obligations of all of Registrant’s limited partners and general partners under Registrant’s Partnership Agreement, as amended (the “Partnership Agreement”). This litigation was filed in the Superior Court of Gwinnett County, Georgia (Roy Johnston v. Wells Real Estate Fund I, Civil Action No. 03-A00525-6) (the “Johnston Action”).

The plaintiff in the Johnston Action generally alleges that the terms of the Registrant’s Partnership Agreement, as it relates to the allocation and distribution of net sale proceeds, are inconsistent with the original intent of the parties. The plaintiff alleges that the original intent was that limited partners holding Class B units would have a priority in payment of cash distributions of net sale proceeds to bring them even with the amount of cash distributions previously made to limited partners holding Class A units. The Johnston Action seeks, among other things, to have the Registrant’s Partnership Agreement equitably reformed consistent with the alleged original intent or, in the alternative, to have the investments made by limited partners holding Class B units equitably rescinded, and requests an injunction prohibiting the general partners of Registrant from distributing net sales proceeds until the resolution of the action.

On January 31, 2003, the Registrant filed a motion requesting the court to compel arbitration of all claims alleged in the Johnston Action and to dismiss the Johnston Action or, in the alternative, to stay the Johnston Action pending the arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND I (Registrant)

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III President

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III General Partner

Date: January 31, 2003